MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
12/31/2017

EXHIBIT 21

Motorola Solutions Funding Corporation	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Texas, U.S.
Spillman Technologies Inc.	Utah, U.S.
Motorola Solutions Australia Pte. Ltd.	Australia
Motorola Solutions LTDA	Brazil
Motorola Solutions Canada Inc.	Canada
Interexport Telecommunications and Services SA	Chile
Quorum II S.A.	Chile
Motorola Solutions (China) Co. Ltd.	China
Motorola Solutions (China) Investment Co. Ltd.	China
Motorola Solutions UK Acquisition Company Limited	England
Airwave Solutions Limited	England
Motorola Solutions UK Limited	England
Guardian Digital Communications Limited	England
Motorola Solutions UK One LP	England
Motorola Solutions UK Two LP	England
Motorola Solutions International Holding Limited	England
Motorola Solutions France SAS	France
Motorola Solutions Germany GmbH	Germany
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn Bhd	Malaysia
Motorola Solutions Oman LLC	Oman
Motorola Solutions Singapore Pte. Ltd.	Singapore